FOR IMMEDIATE RELEASE

Canyon Copper Corp.

CANYON COPPER ANNOUNCES NINE NEW TARGETS IDENTIFIED BY
GEOPHYSICAL SURVEYS ON THE NEW YORK CANYON COPPER PROJECT

Las Vegas, Nevada, October 18, 2006, Canyon Copper Corp. (the ‘Company’ or ‘Canyon Copper’) (OTCBB: CYOO) is pleased to announce that nine new targets have been identified from the geophysical surveys completed on the Company’s New York Canyon copper project located in the Santa Fe Mining District, Mineral County, Nevada.

The 2006 geophysical survey program completed on the New York Canyon property consisted of a ground magnetic survey, an induced polarization (“IP”) survey, compilation and review of historic geophysical surveys and interpretation that identified additional target areas for further drilling.

A 134 line kilometre ground magnetics survey was completed by Magee Geophysical Services LLC in March, 2006. Lines were oriented N15E, spaced 100 metres apart and extend from the western side of the Copper Queen zone six kilometres to the east to cover the Champion and Longshot Ridge zones.

A 50.4 line kilometre dipole-dipole IP survey was completed on 17 grid lines by Zonge Geosciences Inc. Readings were taken at N=1 to 7 separations allowing an effective depth penetration of approximately 400 metres. The lines were generally spaced at 100 metres except over areas of low magnetic response where the spacing was increased to 200 or 400 metres. This IP survey provides expansive coverage over the key mineralized areas and was of sufficient density to permit 3D inversion imagery using VOXLER software. Jim Wright of J.L. Wright Geophysics Inc. conducted the data processing, inversion and interpretation of the geophysical data.

In his report, Wright notes that the historic gravity data is important for constraining the western limits for exploration. Structures interpreted from the gravity indicate multiple stepped faults that down drop mineralized zones to the west. The magnetic survey outlines a number of possible intrusive centers, including those that are associated with the Champion, Copper Queen and Longshot Ridge mineralized zones. A substantial area measuring 1.9 km by 1.3 km correlates well with the mapped skarn and intrusive rocks at Longshot Ridge. Drilling to date on this zone has covered an approximate 450 metre by 600 metre area. Wright states “The known copper mineralization is intimately associated with complex magnetic signatures produced by intrusions and skarn”. Little if any drilling has occurred within the magnetic high at the Copper Queen zone.

Wright notes that the mineralized zones and associated magnetic high areas are relative chargeability lows surrounded by very large chargeability high areas. Low resistivity has a direct correlation with all mineralized zones and active magnetic areas. Through his compilation and interpretation of the geophysical survey data, Wright developed target criteria based upon geophysical characteristics. Based on these selection criteria, nine target zones are identified that require followup drill testing. The targets show consistent line to line correlation with structures or magnetic trends and are in areas that have not been previously drilled. Wright has recommended 14 drill holes totalling 5,320 metres to test these target zones.

Interpretation of the geophysical survey data has developed a strong understanding of the geologic controls on mineralization at the New York Canyon property. The size and extent of the target areas generated by these surveys significantly increases the overall exploration potential. Drilling by the Company has indicated that the mineralized systems have not as yet been thoroughly evaluated and substantial drilling is required to outline the extent of mineralization at Copper Queen, Champion and Longshot Ridge. The geophysical surveys provide further evidence that these three key mineralized zones may form part of the same system offset by basin and range structures and that there are additional targets that require further evaluation.

About Canyon Copper

Canyon Copper Corp.'s New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains open in all directions. The Copper Queen mineralized zone is located approximately three kilometers west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

Canyon Copper has successfully fulfilled its exploration commitments on the New York Canyon project. Geoffrey Goodall, P.Geo. is the Exploration Manager for Canyon Copper and is responsible for the design and supervision of the exploration programs.

On behalf of the Board of Directors,

Canyon Copper Corp.

Bryan Wilson, President

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For more information contact:	Investor relations 1-888-331-9326

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company’s ability to obtain additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.